Exhibit 10.1

Mr. Nick Virca

President and CEO, HedgePath Pharmaceuticals, Inc.

nvirca@hedgepathpharma.com

Dear Nick:

Amendment No. 1 to Supply and License Agreement

We refer to the supply and license agreement dated, September 3, 2013, between Mayne Pharma International Pty Ltd and HedgePath Pharmaceuticals, Inc. (Agreement). For due and valuable consideration, the receipt and sufficiency of which each party acknowledges, and in accordance with clause 26.8 of the Agreement, the parties agree to amend the Agreement, as set out below.

AMENDMENT

1.	Commencement of this amendment

This amendment (Amendment No. 1) takes effect from the date the same is mutually executed by the parties (Date of Amendment No. 1), and is supplementary to and shall be read in conjunction with the Agreement. In the case of any inconsistency between the terms and provisions of the Agreement and the terms and provisions of this Amendment No. 1, the terms of this Amendment No. 1 shall govern.

2.	Definitions and interpretation

a.	Except to the extent expressly provided otherwise in this Amendment No. 1, terms and expressions defined in the Agreement have the same meaning in this Amendment No. 1, and references to clauses are references to clauses in the Agreement.

b.	The parties agree to extend the Condition Date to 28 February 2014, as that date may be further extended:

i.	by agreement of the parties in writing; or

ii.	by Mayne Pharma in its discretion by notice to HPPI if the Conditions have not been satisfied by the then current Condition Date.

3.	Initial contribution by Mayne Pharma to third party development expenses

a.	Mayne Pharma agrees, itself or through its nominee, to reimburse all reasonable third party expenses incurred by HPPI:

i.	in the conduct of the activities set out in, and in accordance with, the Development Plan; or

ii.	otherwise relating to the Product,

between the Date of Amendment No 1 and 28 February 2014, up to a maximum of USD100,000, provided that such expenses were incurred with the prior written approval of Mayne Pharma, and subject to clauses 7.5 and 24.5 of the Agreement.

b.	HPPI acknowledges and agrees that before it or any of its Affiliates engages any third party to provide the services referred to in section 3a. of this Amendment No. 1, it must first enter into a written agreement with that third party under which the third party assigns to HPPI or its Affiliate (with effect from the date of creation) all Intellectual Property Rights developed by or on behalf of it in providing such services.

4.	Repayment by HPPI if the Conditions are satisfied

If all of the Conditions have been waived by Mayne Pharma or satisfied, HPPI must repay to Mayne Pharma all amounts reimbursed under section 3 of this Amendment No. 1, within 5 Business Days from the date Mayne Pharma or its nominee issues an invoice to HPPI.

5.	Transfer of Intellectual Property Rights to Mayne Pharma in certain circumstances

a.	If Mayne Pharma terminates the Agreement under clause 4.7 and Schedule 2 of the Agreement, or for any other valid reason before all of the Conditions have been waived by Mayne Pharma or satisfied, then HPPI will, or will procure that its Affiliates (as applicable) will, promptly assign to Mayne Pharma or its nominee all Intellectual Property Rights:

i.	created or developed in the conduct of the activities set out in, and in accordance with, the Development Plan; or

ii.	otherwise relating to the Product,

and created or developed between the Date of Amendment No. 1 and 28 February 2014, whether such rights were created or developed by or on behalf of HPPI, its Affiliates or any third party providing services to HPPI or its Affiliates; provided, however, it is acknowledged and agreed that: (i) all rights of HPPI in the HP Patents and all Intellectual Property Rights of HPPI created or developed (either by HPPI or jointly with Mayne Pharma) prior to the Date of Amendment No 1 shall remain the exclusive property of HPPI as provided for in clause 18.5 of the Agreement and (ii) if the Conditions have been waived by Mayne Pharma or satisfied as of or prior to the Condition Date, all provisions of the Agreement relating to the ownership of Intellectual Property rights relating to the Product shall be governed by the original provisions of the Agreement, including, without limitation, clause 18.5 of the Agreement, and this paragraph 5 shall be terminated upon the waiver by Mayne Pharma, or satisfaction, of the Conditions.

b.	From the date of such assignment, HPPI acknowledges that:

i.	such rights no longer form part of the HPPI Licensed Rights;

ii.	Mayne Pharma or its nominee may, in its discretion and at its cost, file, prosecute, maintain, enforce and defend any patent in respect of any assigned invention; and

iii.	any information comprising part of the Intellectual Property Rights that is not public knowledge is deemed to be Confidential Information of Mayne Pharma.

6.	Stamp duty

HPPI shall be responsible for and pay any stamp duty assessed or charged in respect of this Amendment No. 1.

7.	Confirmation of the Agreement

Subject only to this Amendment No. 1, the parties confirm the terms and conditions of the Agreement in all other respects.

8.	Representations of the parties

Each party represents and warrants, with effect the Date of Amendment No. 1, that:

a.	it is a corporation organised and validly existing under the laws of its jurisdiction of incorporation and has the legal capacity and authority to enter the Agreement (as amended) and perform its obligations under the Agreement (as amended); and

b.	this Agreement (as amended) is a valid and binding obligation of that party enforceable in accordance with its terms, and it will not become a party to any agreement in conflict with this Agreement (as amended).

9.	Counterparts

This Amendment No. 1 may be executed in counterparts, including electronic counterparts. All executed counterparts constitute one document. Delivery of an executed signature page of this Amendment No. 1 by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

Please indicate your agreement with the above by countersigning this Amendment No. 1 below.

Sincerely

/s/ Mark Cansdale

Mark Cansdale
Director and Secretary, Mayne Pharma International Pty Ltd mark.cansdale@maynepharma.com

Date: December 16, 2013

Accepted and agreed by

HedgePath Pharmaceuticals, Inc.

/s/ Nick Virca

Nick Virca
President and CEO

Date: December 17, 2013

[Signature Page to Amendment No. 1 to Supply and License Agreement]

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